Exhibit 99.2

INVESTOR CONTACT:

Judy Davies, VP, Investor Relations

+1 408-864-7549

judy.davies@verigy.com

Verigy Announces Board Approval of Share Repurchase Program

CUPERTINO, Calif., Nov. 27, 2007 – Verigy Ltd. (NASDAQ: VRGY), a premier semiconductor test company, today announced that its Board of Directors has approved a share repurchase program. The Board approved the use of up to $150 million to repurchase up to 10 percent of Verigy’s outstanding ordinary shares, or approximately 6 million shares, through open market purchases.

In accordance with Singapore law, share repurchase programs are subject to shareholder approval. Verigy intends to seek shareholder approval of the repurchase program at its 2008 Annual Meeting which is expected to be held in April 2008. Repurchases under the program could commence immediately following the Annual Meeting.

“We have told our investors that we would evaluate a share repurchase program following the close of our fiscal year 2007, which ended October 31, 2007,” said Keith Barnes, Verigy chairman, chief executive officer, and president. “We are pleased that our Board has approved this program and look forward to the support of our shareholders.”

About Verigy

Verigy designs, develops, manufactures, sells and services advanced test systems and solutions for the flash memory and system-on-chip segments of the semiconductor industry. Verigy’s scalable platform systems are used by leading semiconductor companies worldwide in design validation, characterization, and high volume manufacturing test. Formerly part of Agilent Technologies, the company began doing business as Verigy on June 1, 2006 and completed its initial public offering on June 13, 2006. Information about Verigy can be found at www.verigy.com.

Forward-Looking Statements

Some of the statements in the press release are forward-looking, including statements regarding Verigy’s obtaining shareholder approval of the repurchase program; the number of shares or aggregate value of the shares we may purchase under the program; and other statements that express the company’s expectations, beliefs, plans and forecasts. Words such as expect, anticipate, intend, plan, believe, estimate and variations of such words and similar expressions may identify additional forward-looking statements. These forward-looking statements are based on current information and estimates, and are not guarantees of future performance or events. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The risks and uncertainties include, but are not limited to, our shareholders not approving the repurchase program; and unforeseen changes in our financial condition, outlook or sources and uses of cash which may cause us to delay implementation of, or limit the amount purchased under, the repurchase program. The forward-looking statements are only valid as of this date, and Verigy undertakes no duty to update any forward-looking statements.